EXHIBIT 10.57
KEANE EMPLOYMENT AGREEMENT





                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN


                           CORVAS INTERNATIONAL, INC.

                                       AND

                                STEPHEN F. KEANE


                             DATED: AUGUST 20, 2001

                                TABLE OF CONTENTS

                                                                            PAGE


1.  EMPLOYMENT.................................................................1

2.  LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION........................2

3.  COMPENSATION OF EXECUTIVE..................................................2

4.  TERMINATION BY COMPANY.....................................................2

5.  TERMINATION BY EXECUTIVE...................................................4

6.  COMPENSATION UPON TERMINATION..............................................4

7.  CONFIDENTIAL INFORMATION; EXECUTIVE'S DUTIES UPON TERMINATION..............7

8.  ASSIGNMENT AND BINDING EFFECT..............................................7

9.  NOTICES....................................................................7

10. CHOICE OF LAW..............................................................8

11. INTEGRATION................................................................8

12. AMENDMENT..................................................................8

13. WAIVER.....................................................................8

14. SEVERABILITY...............................................................8

15. INTERPRETATION; CONSTRUCTION...............................................8

16. REPRESENTATIONS AND WARRANTIES.............................................9

17. COUNTERPARTS...............................................................9




                                       i.

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of August 20, 2001, by and between CORVAS INTERNATIONAL, INC., a Delaware corporation (the "Company"), and STEPHEN F. KEANE ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

                                    RECITALS

         A. The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to engage Executive's services on the terms and conditions set forth in this Agreement.

         B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         Now, therefore, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the Parties agree as follows:

1.       EMPLOYMENT.

         1.1 The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of the date first set forth above ("Effective Date").

         1.2 Executive shall be the Vice President, Corporate Development of the Company and shall serve in such other capacity or capacities as the President or the Company may from time to time prescribe.

         1.3 Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of his department, provided, however, that at all times during his employment Executive shall be subject to the direction and policies from time to time established by the President of the Company. Executive's duties shall include, but not be limited to, providing strong leadership in the development and execution of the Company's corporate development activities.

         1.4 Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices, located at 3030 Science Park Road, San Diego, California, or at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

                                       1.

2.       LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

         2.1 During his employment by the Company, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

         2.2 During the term of this Agreement, Executive shall not engage in competition with the Company and/or its affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing medical products which are in the same field of use or which otherwise compete with the products or proposed products of the Company and/or its affiliates. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

3.       COMPENSATION OF EXECUTIVE.

         3.1 While employed by the Company, the Company shall pay Executive a salary (the "Base Salary") of $220,000 per year, less standard deductions and withholdings, payable in regular periodic payments in accordance with Company policy. Such salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive shall receive a one-time hiring bonus gross cash payment ("Hiring Bonus") of $20,000 on the first payroll following ninety (90) days from the Effective Date.

         3.2 Executive's compensation may be changed from time to time by mutual agreement of Executive and the President or Board of Directors of the Company ("Board").

         3.3 Executive's performance shall be reviewed by the President or Board on a periodic basis (but not less than once in each fiscal year during the term of this Agreement). As part of such review, the President and the Board, at their sole discretion, shall consider appropriate adjustments to Executive's base salary, grant of stock options and the potential for performance based bonuses.

         3.4 All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

         3.5 Executive shall, in accordance with Company policy, be eligible to participate in the benefits described in The Employee Benefits Summary, attached as Exhibit A.

4. TERMINATION BY COMPANY. Executive's employment with the Company may be terminated by the Company under the following conditions:

         4.1 DEATH. Upon Executive's death, in which case termination shall be effective on the last day of the month in which Executive's death occurs.

                                       2.

         4.2 DISABILITY. If Executive becomes completely disabled due to physical or mental illness as defined under Section 4.2.1, or if Executive shall be absent from duties on a full-time basis due to illness for six consecutive months, and shall not have returned to the performance of duties within ten (10) days after receiving written notice of termination following such six-month period.

                  4.2.1 The term "completely disabled" as used in this Agreement shall mean the inability of Executive to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board and approved by the Executive, which approval shall not be unreasonably withheld, determines to have incapacitated Executive from satisfactorily performing any or all essential functions of his position for the Company during the foreseeable future. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such complete disability for purposes of this Agreement.

         4.3 FOR CAUSE. The Company may terminate Executive's employment under this Agreement "for cause" ("For Cause") by delivery of written notice to Executive specifying the cause or causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.3 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 9 below. Grounds for the Company to terminate this Agreement For Cause shall be limited to the occurrence of any of the following events:

                  4.3.1 Executive is in material breach of any provision of this Agreement;

                  4.3.2 Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any provision of Section 7 of this Agreement;

                  4.3.3 Executive's commission of any fraud against the Company;

                  4.3.4 Executive's intentional improper use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated; and

                  4.3.5 Executive's conviction of any crime involving dishonesty or moral turpitude.

         4.4 WITHOUT CAUSE. The Company may terminate the Executive's employment without cause ("Without Cause") upon delivery of written notice to the Executive at any time. Any notice of termination given pursuant to this Section 4.4 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed deliverable as provided in Section 9 below.

                                       3.

5. TERMINATION BY EXECUTIVE. Executive may terminate Executive's employment with the Company (a) for Sufficient Reason (as defined below in Section 5.1) within one hundred eighty (180) consecutive days following the occurrence of an event or events constituting such Sufficient Reason; or (b) without Sufficient Reason.

         5.1 "Sufficient Reason" shall mean any one or more of the following events:

                  5.1.1 The occurrence of a Change in Control of the Company (as defined below in Section 6.5);

                  5.1.2 The failure by the Company to comply with any material provision of this Agreement and such failure has continued for a period of thirty (30) days after notice of such failure has been given by Executive to the Company;

6.       COMPENSATION UPON TERMINATION.

         6.1 DEATH. If Executive's employment shall be terminated by death, the Company shall pay to Executive's designee(s), beneficiary(ies), or if there is no such designee or beneficiary, to Executive's estate, Executive's base salary and accrued benefits through the date of termination at the rate in effect at the time of termination, and the Company shall thereafter have no further obligations to Executive under this Agreement.

         6.2 DISABILITY. If Executive is terminated due to disability as provided in Section 4.2, the Company shall pay to Executive his base salary and accrued benefits through the date of termination at the rate in effect at the time of termination, and the Company shall thereafter have no further obligations to Executive under this Agreement

         6.3 FOR CAUSE, WITHOUT SUFFICIENT REASON. If Executive's employment shall be terminated by the Company For Cause, or if Executive terminates employment hereunder without Sufficient Reason, the Company shall pay Executive his base salary and accrued benefits through the date of termination at the rate in effect at the time of the notice of termination, and the Company shall thereafter have no further obligations to Executive under this Agreement.

         6.4 WITHOUT CAUSE, SUFFICIENT REASON. If (a) Executive shall terminate Executive's employment with the Company or the New Company (as defined in Section 6.5.2 herein) for Sufficient Reason under Section 5.1 of this Agreement; or (b) within one hundred eighty (180) days following the occurrence of a Change in Control, Executive's employment with the New Company is terminated by the New Company Without Cause (as defined in Section 4.3 herein) the Executive shall be entitled to the Executive's base salary and accrued and benefits through the date of termination. In addition, upon Executive's furnishing to the New Company an effective release and waiver of claims in the form attached hereto as Exhibit B, Executive shall be entitled to the following:

                  6.4.1 A lump sum equivalent to Executive's annual base salary in effect at the time of termination for a period of one year;

                                       4.

                  6.4.2 Accelerated vesting of unvested stock options of the Company held by Executive as provided in and governed by the terms of the Company's stock option plans;

                  6.4.3 Continued receipt for one year of all employee benefit plans and programs in which the Executive and Executive's family were entitled to participate immediately prior to the date of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred;

                  6.4.4 Outplacement services provided by a reputable outplacement counselor selected by the Company or the New Company for a period of six (6) months following termination. The Company or the New Company will assume the cost of all such outplacement services which shall not exceed $7,500. In no event will a cash payment be made in lieu of outplacement benefits.

                  6.4.5 In the event that any payment or benefit received or to be received by Executive pursuant to this Section 6.4 would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 6.4.5 , all or a portion of such payment would be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then, subject to the provisions of
Section 6.4.6 hereof, such Payment shall be reduced to the largest amount which the Executive, in the Executive's discretion, determines would result in no portion of the Payment being subject to the Excise Tax. The determination by the Executive of any required reduction pursuant to this Section 6.4.5 shall be conclusive and binding upon the Company. The Company shall reduce a Payment in accordance with this Section 6.4.5 only upon written notice by the Executive indicating the amount of such reduction, if any. If the Internal Revenue Service (the "IRS") determines that a Payment is subject to the Excise Tax, then Section
6.4.6 hereof shall apply, and the enforcement of Section 6.4.6 shall be the exclusive remedy to the Company for a failure by the Executive to reduce the Payment so that no portion thereof is subject to the Excise Tax.

                  6.4.6 If, notwithstanding any reduction described in Section
6.4.5 hereof (or in the absence of any such reduction), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of a Payment, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after final IRS determination, an amount of the Payment equal to the "Repayment Amount". The Repayment Amount with respect to a Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive'S net proceeds with respect to any Payment (after taking into account the payment of the Excise Tax imposed on such Payment) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to a Payment shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payment. If the Excise Tax is not eliminated pursuant to this Section 6.4.6, the Executive shall pay the Excise Tax.

                                       5.

         All payments provided for in this Section 6.4 to be made to Executive shall be made in one lump sum within thirty (30) calendar days of Executive's date of termination unless otherwise directed by Executive.

         6.5 CHANGE IN CONTROL.

                  6.5.1 A "Change in Control" of the Company shall be deemed to have occurred if and when:

                           (i) The business or businesses of the Company for
which Executive's services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets or otherwise; or

                           (ii) The Company is a participant in a merger or
consolidation in which the Company does not survive as an independent company and shareholders of the Company immediately prior to such transaction fail to retain at least fifty percent (50%) of the voting power of the Company immediately following such transaction; or

                           (iii) The Company is a participant in a reverse
merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own less than fifty percent (50%) of the Company's voting power immediately after the transaction; or

                           (iv) An acquisition by any person, entity or group
within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the voting power entitled to vote in the election of Directors; or

                           (v) During any period of two consecutive years during
the term of Executive's employment hereunder, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each Director who was not a Director at the beginning of such period has been approved in advance by Directors representing at least two-thirds of the Directors then in office who were Directors at the beginning of the period.

                  6.5.2 If any of the above events occur, then for purposes of this Agreement, the Company or the Company's successor will be considered the "New Company."

                                       6.

7.       CONFIDENTIAL INFORMATION; EXECUTIVE'S DUTIES UPON TERMINATION.

         7.1 Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, formulations, products, processes, inventions, developments, methods, clinical data, improvements, plans for research, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company. As a condition of employment, the Executive has signed and will continue to be bound by the Company's "Proprietary Information Agreement," attached as Exhibit C.

8.       ASSIGNMENT AND BINDING EFFECT.

         8.1 This Agreement, including Exhibits A, B and C, shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

9.       NOTICES.

         9.1 All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

                  9.1.1             If to the Company:

                                    Randall E. Woods
                                    President and Chief Executive Officer
                                    Corvas International, Inc.
                                    3030 Science Park Road
                                    San Diego, California

                  9.1.2             If to Executive:

                                    Stephen F. Keane
                                    2780 Angell Avenue
                                    San Diego, CA 92122


                                       7.

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

10.      CHOICE OF LAW.

         10.1 This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

11.      INTEGRATION.

         11.1 This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.

12.      AMENDMENT.

         12.1 This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

13.      WAIVER.

         13.1 No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

14.      SEVERABILITY.

         14.1 The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

15.      INTERPRETATION; CONSTRUCTION.

         15.1 The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                                       8.

16.      REPRESENTATIONS AND WARRANTIES.

         16.1 Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

17.      COUNTERPARTS.

         17.1 This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.






                                       9.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                 The Company:

                                 CORVAS INTERNATIONAL, INC.
                                 a Delaware Corporation


                                 By: /s/ RANDALL E. WOODS
                                     -------------------------------------------
                                         Randall E. Woods
                                         President and Chief Executive Officer

                                 Date: August 20, 2001
                                       -----------------------------------------

                                 EXECUTIVE:


                                  /s/ STEPHEN F. KEANE
                                 -----------------------------------------------
                                 Stephen F. Keane

                                 Date: 8/21/2001
                                       -----------------------------------------




Exhibit A:  Employee Benefits Summary
Exhibit B:  Waiver and Release Agreement
Exhibit C:  Proprietary Information Agreement




                                      10.

                                    EXHIBIT B

                          RELEASE AND WAIVER OF CLAIMS

         In consideration of the payments and other benefits set forth in
Section 6.4 of my Employment Agreement, to which this form is attached, I hereby furnish Corvas International, Inc. (the "Company") with the following Release and Waiver ("Release and Waiver").

         I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, benefit plans, parent, subsidiaries and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation; provided that this Release and Waiver shall not release the Company from its obligations under California Labor Code ss. 2802, California Corporations Code ss. 317 or the Indemnification Agreement between the Company and the Executive.

         I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

         I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am 40 years of age or older upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date I receive this Release and Waiver, in which to consider this agreement (although I may choose voluntarily to execute this Release and Waiver earlier): (d) I have seven (7) days following the execution of this Release and Waiver agreement to revoke my consent to the agreement; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.


Date:                                   By:
-------------------                         ------------------------------------

                                     CORVAS
                                 INTERNATIONAL

                        PROPRIETARY INFORMATION AGREEMENT

In consideration of my employment or continued employment by Corvas International, Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

         1. AT-WILL EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

         2. RECOGNITION OF COMPANY'S RIGHTS: NONDISCLOSURE. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and the Company and its assigns shall be the sole owner of all trade secret rights, patent rights, copyrights, mask work rights and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith.

         The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

         3. THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

         4. ASSIGNMENT OF INVENTIONS.

              4.1. ASSIGNMENT. I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to or as directed by the Company by this paragraph 3 are hereinafter referred to as "Company Inventions." I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter "Section 2870"), which provides as follows:

                  (i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                      (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                      (2) Result from any work performed by the employee for the employer.

                  (ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

              4.2. GOVERNMENT. I also assign as directed by the Company all my right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

              4.3. WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

         5. ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

         In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

         6. OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

         I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

         7. PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

         8. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity other than for the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not (i) induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).

         9. NO IMPROPER USE OF MATERIALS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

         10. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

         11. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel.

         12. EQUIPMENT. I will exercise reasonable care, consistent with good business judgment, to preserve in good working order subject to reasonable wear and tear from authorized usage, and to prevent loss of any equipment, instruments or accessories of the Corporation in my custody for the purpose of making demonstrations, implementing trials, carrying out development work, or otherwise conducting the business of the Corporation. Upon request, I will promptly surrender the same to the Corporation at the conclusion of my employment, or if not surrendered, I will account to the Corporation to its reasonable satisfaction as to the present location of all such instruments or accessories and the business purpose for their placement at such location. At the conclusion of my employment with the Corporation, I agree to return such instruments of accessories to the Corporation or to account for the same to the Corporation's reasonable satisfaction.

         13. LEGAL AND EQUITABLE REMEDIES. Because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

         14. ARBITRATION PROVISION. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, I and the Company agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims, with the sole exception of those disputes which may arise regarding Proprietary Information and Inventions) shall be resolved by final and binding arbitration under the procedures set forth in Appendix B and the then current Judicial Arbitration and Mediation Services Rules of Practice and Procedure (except insofar as they are inconsistent with the procedures set forth in Appendix B.)

         15. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

         16. GENERAL PROVISIONS.

              16.1. GOVERNING LAW. This Agreement will be governed by and construed according to the laws of the State of California.

              16.2. ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

              16.3. SEVERABILITY. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

              16.4. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

              16.5. SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

              16.6. WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

This Agreement shall be effective as of : March 5, 2001.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.


Dated:                                   /s/ STEPHEN F. KEANE
                                         ---------------------------------------
                                              (Signature)



                                         Stephen F. Keane
                                         ---------------------------------------
                                              (Printed Name)



                                         ---------------------------------------
                                              (Address)

                                         SD CA
                                         ---------------------------------------

                                         ---------------------------------------

ACCEPTED AND AGREED TO:

Corvas International, Inc.

By:    /s/ RANDALL E. WOODS
       --------------------------------

Title:  CEO
       --------------------------------

                 EXHIBIT A TO PROPRIETARY INFORMATION AGREEMENT

                                PRIOR INVENTIONS


Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth below a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions but am to inform the Company that all such Inventions have not been listed for that reason.

                 APPENDIX B TO PROPRIETARY INFORMATION AGREEMENT

                              ARBITRATION PROCEDURE

         1. The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement (with the sole exception of those disputes which may arise regarding Proprietary Information and Inventions) shall be resolved by binding arbitration in the manner described below.

         2. A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

         3. The arbitration shall be conducted by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. ("JAMS") and shall be held in the JAMS office in San Diego, California. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, unless compelled by legal process.

         4. The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination. In the event the parties cannot mutually agree upon the selection a JAMS arbitrator, the President and Vice-President of JAMS shall designate the arbitrator.

         5. The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within fifteen (15) days of the date of that party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty (30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a party from at any time seeking temporary equitable relief, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

         6. Discovery shall be conducted as follows: (a) prior to the arbitration any party may make a written demand for lists of the witnesses to be called and documents to be introduced at the hearing; (b) the lists must be served within fifteen days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two depositions (pursuant to the procedures set forth in the California Code of Civil Procedure) with a maximum of five hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.

         7. It is the intent of the parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act ("CAA") shall apply.

         8. The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

         9. Each party shall pay its pro rata share of the arbitrator's fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, pending the resolution of the arbitration. The arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate in the discretion of the arbitrator. Each party shall pay its own attorney's fees, witness fees and other expenses incurred for its own benefit.

         10. The arbitrator shall render a written award setting forth the reasons for his or her decision. The decree or judgment of an award rendered by the arbitrator may be entered and enforced in any court having jurisdiction over the parties. The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by the CAA.